Ex 10.1

Bank of America NT&SA
2049 Century Park East — Ste 200
Los Angeles, CA 90067

Thomas H. Hopkins
Senior Vice President
Senior Credit Products Officer

LA Coastal Commerical Banking
Mailcode: CA9-158-02-04
Ph: (310) 785.6066
Fax (310) 785.6100
January 12, 2007
Mr. Scott Runge
Treasurer
Calavo Growers, Inc.
1141 A Cummings Road
Santa Paula, California 93060
Dear Scott:
Reference is made to Section 7.18 of the Business Loan Agreement dated as of January 30, 2004, as amended, between Bank of America, N.A. (the “Bank”) and Calavo Growers, Inc. (the “Borrower”). You have informed us that the Borrower will be in violation of the Working Capital covenant referenced under this Section, whereby the borrower is to maintain current assets in excess of current liabilities of at least Fifteen Million Dollars ($15,000,000), measured on a quarterly basis.
Bank hereby provides a waiver to the Borrower for the violation referenced above as of October 31, 2006. We agree to reset the covenant level as follows: January 31, 2007 — $9,000,000; April 30, 2007 — $10,000,000; July 31, 2007 — $11,000,000; October 31, 2007 — $12,000,000. For each quarter thereafter through the Expiration Date (as defined in the Business Loan Agreement), the original covenant level of $15,000,000 will apply. Please note that this waiver relates only to this violation, and does not waive any other terms and conditions of the Business Loan Agreement. This waiver is also conditioned on the following.
1)	There being no other violations under the Business Loan Agreement.

2)	There being no other violations under any agreements with any other lender.

3)	The payment of a fee of $2,500 to Bank as consideration for this waiver.
Sincerely,

Thomas H. Hopkins Senior Vice President